UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Park Electrochemical Corp.

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PARK ELECTROCHEMICAL CORP.

48 South Service Road
Melville, New York 11747

Notice of Annual Meeting of Shareholders

July 21, 2015

The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the “Company”) will be held at the offices of the Company, 48 South Service Road, Melville, New York on Tuesday, July 21, 2015 at 11:00 A.M., New York time, for the following purposes:

1.	To elect five (5) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;
2.	To approve, on an advisory (non-binding) basis, the 2015 fiscal year compensation of the named executive officers;
3.	To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2016; and
4.	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on May 29, 2015 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
Stephen E. Gilhuley
Executive Vice President — Administration and Secretary

Dated: June 19, 2015

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PARK ELECTROCHEMICAL CORP.

48 South Service Road
Melville, New York 11747

P R O X Y  S T A T E M E N T

Annual Meeting of Shareholders

July 21, 2015

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Park Electrochemical Corp. (the “Company”) of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 21, 2015, and any adjournment or postponement thereof (the “Meeting”). Any shareholder giving a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke it at any time before it is voted by (i) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Company, (ii) submitting a later-dated proxy or (iii) attending the Meeting and voting in person.

This Proxy Statement and the accompanying form of proxy are first being mailed on or about June 19, 2015 to all shareholders of record as of the close of business on May 29, 2015.

Driving directions can be obtained from the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, NY 11747 or sgilhuley@parkelectro.com or dsmith@parkelectro.com or (631) 465-3618.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on July 21, 2015:

This Proxy Statement for the 2015 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders for the fiscal year ended March 1, 2015 are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders”.

VOTING SECURITIES

As of May 29, 2015, the outstanding voting securities of the Company consisted of 20,389,669 shares of Common Stock, par value $.10 per share, of the Company (the “Common Stock”), each of which is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum.

As of May 29, 2015, all executive officers and directors of the Company as a group (10 persons) beneficially owned an aggregate of 1,551,318 shares of Common Stock (including options to purchase an aggregate of 404,009 shares), constituting approximately 7.5% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth information as of May 29, 2015 with respect to each person (including any “group” of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who is known to the Company to be the beneficial owner (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	2,048,322(a)	10.0%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	2,047,797(b)	10.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,877,154(c)	9.2%
Artisan Partners Limited Partnership 875 East Wisconsin Avenue Milwaukee, WI 53202	1,496,911(d)	7.3%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,336,298(e)	6.6%
Brian E. Shore c/o Park Electrochemical Corp. 48 South Service Road Melville, NY 11747	1,348,904(f)	6.5%
Mario Gabelli GAMCO Investors, Inc. One Corporate Center Rye, NY 10588-1435	1,035,500(g)	5.1%

(a)	Royce & Associates, LLC, a registered investment adviser, holds sole voting power and sole dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on January 15, 2015 under the Exchange Act, which represented approximately 10.0% of the outstanding shares of the Company’s Common Stock as of May 29, 2015.
(b)	Heartland Advisors, Inc., an investment adviser, holds shared voting power and shared dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on February 12, 2015 under the Exchange Act, which represented approximately 10.0% of the outstanding shares of the Company’s Common Stock as of May 29, 2015.
(c)	BlackRock, Inc., a parent holding company, holds sole voting power over 1,820,091 of such shares and sole dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on January 12, 2015 under the Exchange Act, which represented approximately 9.2% of the outstanding shares of the Company’s Common Stock as of May 29, 2015.
(d)	Artisan Partners Limited Partnership, an investment adviser, holds shared voting power over 1,455,397 of such shares and shared dispositive power over all of such shares, based on an amendment to its Schedule 13G filed on January 30, 2015 under the Exchange Act, which represented approximately 7.3% of the outstanding shares of the Company’s Common Stock as of May 29, 2015.
(e)	The Vanguard Group, a parent holding company, holds sole voting power over 28,514 of such shares and sole dispositive power over 1,309,084 of such shares and shared dispositive power over 27,214 of such shares, based on an amendment to its Schedule 13G filed on February 9, 2015 under the Exchange Act, which represented approximately 6.6% of the outstanding shares of the Company’s Common Stock as of May 29, 2015.

(f)	Includes 227,500 shares which Mr. Shore may acquire pursuant to options and 728,599 shares owned by the estate of the late Mr. Jerry Shore of which estate Brian E. Shore is a co-executor and of which shares he disclaims beneficial ownership. Mr. Shore holds sole voting power and sole dispositive power over 392,805 of such shares and shared voting power and shared dispositive power over 728,599 of such shares. All such shares represented approximately 6.5% of the outstanding shares of the Company’s Common Stock on May 29, 2015.
(g)	Gabelli Funds, LLC, a registered investment adviser, holds sole voting power and sole dispositive power over 316,000 of such shares, GAMCO Asset Management Inc., a registered investment adviser, holds sole voting power over 606,000 of such shares and sole dispositive power over 641,000 of such shares, GAMCO Investors, Inc., a public company listed on the New York Stock Exchange, holds sole voting power and sole dispositive power over 8,300 of such shares, and Teton Advisors, Inc., a registered investment adviser, holds sole voting power and sole dispositive power over 70,200 of such shares, based on a Schedule 13D filed by them on May 28, 2015, which represented approximately 5.1% of the outstanding shares of the Company’s Common Stock on May 29, 2015. Such Schedule 13D stated that Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing entities.

Ownership of Directors and Executive Officers

The following table sets forth information as of May 29, 2015 with respect to shares of Common Stock beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and nominee, by each executive officer of the Company who is identified in the “Summary Compensation Table” elsewhere in this Proxy Statement and by all directors and executive officers of the Company as a group. During the Company’s 2013 fiscal year, the Board resolved that after a reasonable period of time each director should own approximately 1,000 or more shares of Common Stock. Mr. Blanchfield owns 9,000 shares, Ms. Groehl owns 1,000 shares, Mr. Maurer owns 910 shares, Mr. Shore owns 392,805 shares, and Mr. Warshaw owns 6,000 shares of Common Stock. Such numbers of shares do not include shares which the directors may acquire pursuant to options. All such ownership is included in the following table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dale Blanchfield	27,000	(a)	*
Emily J. Groehl	7,884	(b)	*
Peter Maurer	2,785	(c)	*
Brian E. Shore	1,348,904	(d)	6.5%
Carl W. Smith	0		*
Steven T. Warshaw	23,250	(e)	*
All directors and nominees	1,409,823		6.8%
P. Matthew Farabaugh	23,535	(f)	*
Christopher T. Mastrogiacomo	42,250	(g)	*
Stephen E. Gilhuley	72,210	(h)	*
Constantine Petropoulos	0		*
All directors and executive officers as a group (10 persons)	1,551,318	(i)	7.5%

*	Less than 1%
(a)	Includes 18,000 shares which Mr. Blanchfield may acquire pursuant to options.
(b)	Includes 6,884 shares which Ms. Groehl may acquire pursuant to options.
(c)	Includes 1,875 shares which Mr. Maurer may acquire pursuant to options.
(d)	See note (f) to the table under “Stock Ownership — Principal Shareholders” for information with respect to these shares.
(e)	Includes 17,250 shares which Mr. Warshaw may acquire pursuant to options.
(f)	Includes 20,250 shares which Mr. Farabaugh may acquire pursuant to options.
(g)	Includes 41,250 shares which Mr. Mastrogiacomo may acquire pursuant to options.

(h)	Includes 67,500 shares which Mr. Gilhuley may acquire pursuant to options.
(i)	Consists of 1,147,309 shares beneficially owned by directors and executive officers and 404,009 shares issuable to directors and executive officers upon exercise of options that are exercisable as of May 29, 2015 or will become exercisable within 60 days thereafter.

ELECTION OF DIRECTORS

The Board to be elected at the Meeting consists of five members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. If any of the nominees does not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. Each of the five nominees who receives a majority of the votes cast at the Meeting in person or by proxy shall be elected, and abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” each of the five nominees as a director of the Company.

Each of the nominees, other than Carl W. Smith, is presently a member of the Board.

Name	Positions with the Company	Age	Director Since
Dale Blanchfield	Director	77	2004
Emily J. Groehl	Director	68	2010
Brian E. Shore	Director, Chairman of the Board and Chief Executive Officer	63	1983
Carl W. Smith	—	67	—
Steven T. Warshaw	Director	66	2004

Nominees’ Principal Occupations, Business Experience, Qualifications and Directorships

Dale E. Blanchfield has been a director of the Company since 2004. Mr. Blanchfield worked in leadership positions in the U.S. printed circuit board industry continuously from 1958 until his retirement in 2003. From 1990 to 2003, Mr. Blanchfield was President of the Electronics Division of The Bureau of Engraving Inc., a manufacturer of specialized, high-volume, high layer count printed circuit boards, located in Minneapolis, Minnesota. During his career, Mr. Blanchfield has traveled extensively internationally and established a number of manufacturing partnerships, on behalf of The Bureau of Engraving, with companies in Singapore, Taiwan and China. Mr. Blanchfield was a director of The Bureau of Engraving Inc. from 2003 to December 2009. Mr. Blanchfield’s extensive experience in the electronics industry allows him to provide the Board and the Company with insight into the electronics industry, in which the Company sells its printed circuit materials products.

Emily J. Groehl has been a director of the Company since May 2010. Ms. Groehl retired as Senior Vice President, Sales and Marketing of the Company in June 2005 after 20 years of service to the Company. Ms. Groehl served as Senior Vice President, Sales and Marketing of the Company from May 1999 until her retirement. From June 1985, when Ms. Groehl joined the Company, until May 1999, she held a number of positions of increasing responsibility within the Company. Prior to joining the Company, Ms. Groehl had been National Sales Manager of Polyclad Laminates, Inc. from 1980 to 1985, after beginning her career in the printed circuit materials industry in 1969 with Atlantic Laminates, and continuing with Oak Industries, which acquired Atlantic Laminates, until 1980. Ms. Groehl’s background with the Company and extensive experience in the global electronics industry enable her to provide the Board and the Company with insight into that industry and to offer valuable perspectives on the Company’s operations, culture and corporate planning and budgeting and on its marketing and sales efforts and programs.

Brian E. Shore has been a director of the Company since 1983, Chief Executive Officer since 1996 and Chairman of the Board since July 2004. He was also President of the Company from 1996 until July 28, 2014, when he was succeeded by Christopher T. Mastrogiacomo, the current President of the Company. Mr. Shore has been an employee of the Company since 1988. As the Company’s Chief Executive Officer, Mr. Shore brings to the Board significant senior leadership and financial, business and industry experience. As Chief Executive Officer, Mr. Shore has direct responsibility for the Company’s strategy and operations. Mr. Shore has significant executive experience with the strategic, financial, and operational requirements of the Company and extensive and intimate knowledge of the Company and its operations, personnel and financial resources.

Mr. Shore brings tremendous knowledge of the Company and the global electronics and aerospace industries to the Board. In addition, he brings his broad strategic vision for the Company to the Board. Mr. Shore’s service as the Chairman of the Board and the Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the Company’s business. In addition, having the Chief Executive Officer, and Mr. Shore in particular, on the Board provides the Company with ethical, decisive and effective leadership.

Carl W. Smith has many years of manufacturing and management experience in the composite materials industry. From 2000 to 2006, Mr. Smith was associated with Reinhold Industries, Inc., a manufacturer of structural and other components for the aircraft and aerospace industries, including composite seats, where, from 2004 to 2007, he was Assistant to the Chief Executive Officer, working primarily on aircraft composite seat manufacturing and Federal Aviation Administration certification of laminate manufacturing and testing, and from 2000 to 2004, he was President of Samuel Bingham Enterprises, Inc., a subsidiary of Reinhold Industries and a manufacturer of rubber and urethane rolls to the graphic arts and industrial markets. From 1983 to 1998, he held various management and technical positions with Fiberite, Inc., the predecessor of Cytec Fiberite Inc., a subsidiary of Cytec Industries, Inc. and both manufacturers of advanced composite materials for the aerospace, commercial and recreational markets. He was President and Chief Operating Officer of Fiberite, Inc. from 1995 to 1997, when it was acquired by Cytec Industries, and he was Vice President of Operations of Cytec Fiberite, Inc. from 1997 to 1998. In 1994 and 1995, he was President of ICI Composites, Inc., the predecessor of Fiberite, Inc. and a subsidiary of Imperial Chemical Industries; and from 1983 to 1994, he held various management and technical positions with ICI and Fiberite. From 1976 to 1983, he held various technical positions with Martin Marietta Corporation, General Dynamics Convair and Composite Optics, Inc. Mr. Smith provided consulting services to the Company from 2009 to 2012, primarily for the Company’s aerospace composite materials, parts and assemblies business unit in Newton, Kansas; and in 2006 and 2007 he served as Vice President of Advanced Composite Operations of the Company. He first joined the Company in April 1998 as Vice President of Operations of the Company and Chief Operating Officer of Nelco International Corporation, a wholly-owned subsidiary of the Company, and was elected Senior Vice President of North American Operations of the Company in May 1999, a position which he held until March 2000. Mr. Smith’s twenty years of broad and extensive background and experience in the aerospace advanced composite materials industry, and in the manufacturing operations of aerospace composite materials manufacturers, will enable him to provide the Board and the Company with insight into the aerospace advanced composite materials industry, in which the Company participates, and to assist the Company as it continues to make aerospace a major area of business focus in addition to electronics.

Steven T. Warshaw has been a director of the Company since 2004. Mr. Warshaw was Chairman of the Board, President and Chief Executive Officer of M Cubed Technologies, Inc., a manufacturer of ceramic materials for semiconductor equipment and armor applications, in Monroe, Connecticut from July 2002 to October 2005 and President, Hexcel Schwebel Division, Hexcel Corporation, a supplier of specialized fabrics for reinforcement of laminates used in printed circuit boards and in commercial aerospace, recreation and other industrial applications, in Anderson, South Carolina, from April 2000 to November 2001. Hexcel Schwebel was and is a supplier of raw materials to the Company. Prior to 2000, Mr. Warshaw was Senior Vice President, World Wide Sales and Marketing, of Photronics, Inc., a manufacturer of photomasks used to transfer circuit patterns onto semi-conductor wafers, in Brookfield, Connecticut, from February 1999 to April 2000 and President, Olin Microelectronic Materials, a supplier of advanced chemicals and related products, in Norwalk, Connecticut, from January 1996 to January 1999. Prior to 1996, Mr. Warshaw worked in numerous financial and management leadership positions with Olin Corporation (including Vice President, Strategic Development and Finance of Olin Chemicals Group, Vice President and General Manager of Olin Performance Urethanes, and President of Olin CIBA-Geigy (OCG) Microelectronic Materials). After his election as a director of the

Company in 2004, the Board determined that Mr. Warshaw was an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. Mr. Warshaw has been a director of NN, Inc. from 1997 to the present. Mr. Warshaw has extensive experience with corporate management, financial and accounting matters, evaluating financial results and overseeing the financial reporting process of a publicly owned corporation. In addition, his experience with Hexcel Corporation enables him to provide the Board and the Company with insight into the electronics and aerospace industries into which the Company sells its products.

There are no family relationships among any of the nominees named above or among any of such nominees and any of the other executive officers of the Company.

The Company was not during the 2015 fiscal year, and is not, engaged in any transaction with Dale Blanchfield, Emily J. Groehl, Peter Maurer, Carl W. Smith or Steven T. Warshaw.

Director Independence

The Board has determined that the following current directors and/or nominees have no material relationships with the Company and are “independent” as required by and as defined in the director independence standards of the New York Stock Exchange: Dale Blanchfield, Emily J. Groehl, Peter Maurer, Carl W. Smith and Steven T. Warshaw. In determining that Ms. Groehl is “independent”, the Board considered the fact that she provided consulting services to the Company during the Company’s fiscal year ended March 2, 2014 for which the Company paid consulting fees to Ms. Groehl in the amount of $2,715 during the 2014 fiscal year. Brian E. Shore does not satisfy such independence standards because he is an employee of the Company.

Board Committees

The Company's Audit Committee currently consists of Dale Blanchfield, Peter Maurer and Steven T. Warshaw. The Board of Directors has determined that Mr. Warshaw is an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission and that each of Messrs. Blanchfield, Maurer and Warshaw is “independent” as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission and of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written charter of such Committee, first adopted by the Board in July 2000 and subsequently amended and restated in May 2004, and are described elsewhere in this Proxy Statement under the caption “Other Matters — Audit Committee Report”. The Audit Committee also issues the Audit Committee Report required to be included in the Company's Proxy Statement by rules of the Securities and Exchange Commission. The Audit Committee Report for the Company's 2015 fiscal year is set forth elsewhere in this Proxy Statement under the caption “Other Matters — Audit Committee Report”.

The Company has a Compensation Committee and a Stock Option Committee each currently consisting of Dale Blanchfield, Peter Maurer and Steven T. Warshaw. The functions of the Compensation and Stock Option Committees are set forth in written charters of such Committees adopted by the Board, and such functions are described elsewhere in this Proxy Statement under the caption “Executive Compensation — Compensation Discussion and Analysis — Board Process”.

The Company has a Nominating Committee currently consisting of Dale Blanchfield, Peter Maurer and Steven T. Warshaw. The functions of the Nominating Committee, which are to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board and to oversee the evaluation of the Board and the Company’s management, are set forth in a written charter of such Committee adopted by the Board. The Nominating Committee recommended to the Board, and the Board nominated, Dale Blanchfield, Emily J. Groehl, Brian E. Shore, Carl W. Smith and Steven T. Warshaw as nominees for election as directors at the Meeting. Mr. Smith was recommended by the Company’s Chief Executive Officer for consideration as a director by the Nominating Committee.

The Company has a Corporate Governance Committee currently consisting of Dale Blanchfield, Peter Maurer and Steven T. Warshaw. The functions of the Corporate Governance Committee, which are to advise the Board of Directors with respect to Board composition, procedures and committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company, are set forth in a written charter of such Committee adopted by the Board.

Each member of the Compensation, Stock Option, Nominating and Corporate Governance Committees is “independent” as required by and as defined in the director independence standards of the New York Stock Exchange.

The charters of the Audit, Compensation, Stock Option, Nominating and Corporate Governance Committees are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders — Charters and Codes” as required by rules of the New York Stock Exchange. In addition, the charters of such Committees are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747.

During the Company's last fiscal year, the Board met six times and authorized action by unanimous written consent on nine occasions, the Audit Committee met twelve times, the Compensation Committee met once and authorized action by unanimous written consent on one occasion, the Stock Option Committee met twice, the Nominating Committee authorized action by unanimous written consent on one occasion, the Corporate Governance Committee met once, and the non-management directors met in executive session without management once. At each meeting of the non-management directors, the Lead Independent Director presides. The functions of the Lead Independent Director are described elsewhere in this Proxy Statement under the caption “Election of Directors — Board Leadership Structure”. Each of the directors attended more than 75% of all of the meetings held by the Board and each committee thereof of which such director was a member during the Company's last fiscal year.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees. Management of the Company is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to Company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefings on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to manage risk. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the Board’s oversight of business and strategic developments. In other cases, a Board committee is responsible for oversight of specific risk topics. The Audit Committee oversees issues related to internal control over financial reporting, the Compensation Committee reviews risks that may be implicated by the Company’s compensation programs, as discussed below, and the Corporate Governance Committee oversees risks related to governance policies and practices. The Board and Board committees generally discuss relevant risks and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activities of the Company. In addition, the Board receives presentations during the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chief Executive Officer addresses matters of particular importance or concern, including any significant areas of risk requiring Board attention. The Board believes that the practices described above and the current leadership structure facilitate effective Board oversight of the Company’s significant risks.

Risk Assessment in Compensation Programs

The Board has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Chairman of the Board.  Brian E. Shore has served as the Company’s Chairman of the Board and Chief Executive Officer since 2004. The Board believes that having a combined Chairman of the Board and Chief Executive Officer and independent members of the Board, with a lead independent director, provides the best board leadership structure for the Company. This structure, together with the Company’s other corporate governance practices, provides independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Shore proposes strategic priorities to the Board, communicates its guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives. The Board has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. Given the current regulatory and market environments, the Board believes that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive and effective leadership.

Lead Independent Director.  During the Company’s 2013 fiscal year, the Board amended the Company’s Corporate Governance Guidelines to provide that the independent directors of the Board will annually elect by majority vote a Lead Independent Director, who may be removed or replaced at any time with or without cause by a majority of the independent directors, and the independent directors of the Board elected Dale Blanchfield as the Lead Independent Director.

Pursuant to the Company’s Corporate Governance Guidelines, as amended, the Lead Independent Director has the authority to call meetings of the non-management directors or the independent directors; develops agendas for meetings of the non-management directors or independent directors in consultation with the Chairman and Chief Executive Officer; presides at all meetings of the non-management directors or independent directors; provides input on the agenda for meetings of the Board; leads the independent directors in the annual evaluation of the performance of the Chief Executive Officer and communicates that evaluation to the Chief Executive Officer; consults with the Chairman on other matters that are pertinent to the Board and the Company; and has such other powers and responsibilities as requested by the Board.

Annual Meeting Attendance

It is the Company's policy that all directors are invited to and encouraged to attend Annual Meetings of Shareholders, and all the members of the Board of Directors attended the Annual Meeting of Shareholders held on July 22, 2014.

Director Compensation

Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $22,000 per annum for services as a director; each member of the Audit Committee, other than the Chairman of the Committee, receives a fee of $2,000 per annum for services as a member of the Committee, and the Chairman of the Audit Committee receives a fee of $4,000 per annum for services as Chairman of the Committee; each member of the Compensation Committee receives a fee of $2,000 per annum for services as a member of such Committee; and each Director and each Committee member is reimbursed for travel expenses incurred in attending meetings of the Board and of Committees of the Board. In May 2013, the Board increased the director’s fee to $22,000 per annum and established an additional fee of $7,000 per annum for the Lead Independent Director.

On March 2, 2015, Messrs. Blanchfield, Maurer and Warshaw and Ms. Groehl each received a non-qualified stock option for 3,000 shares of Common Stock at an exercise price of $21.71 per share under the Company's 2002 Stock Option Plan. Each of these options expires on March 2, 2025, and each is exercisable 25 percent after one year from date of grant, 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. In the event that the service of an optionee as a director of the Company is terminated during the term of the option, the option may be exercised by the optionee, to the extent the optionee was entitled to do so on the date of such termination, until (1) one year following the director’s ceasing to serve as a director of the Company on account of disability, (2) six months following the director’s ceasing to serve as a director of the Company on account of death, or (3) three months following the director’s ceasing to be a director for any other reason, but in no event after the date on which the option would otherwise expire; provided, however, if the director is removed as a director for cause or ceases to be a director without the Company’s consent, the option will terminate immediately.

The following table shows all the compensation paid by the Company for the most recent fiscal year, March 3, 2014 to March 1, 2015, for each of the directors of the Company, other than Brian E. Shore. Mr. Shore did not receive any compensation in his capacity as a director. Mr. Shore’s compensation is set forth elsewhere in this Proxy Statement under the caption “Executive Compensation — Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(a)	Total ($)
Dale Blanchfield	$35,000	$24,420	$59,420
Emily J. Groehl	22,000	24,420	46,420
Peter Maurer	26,000	24,420	50,420
Steven T. Warshaw	26,000	24,420	50,420

(a)	The amounts in this column are the grant date fair values of stock options granted to each of the named directors for the 2015 fiscal year, estimated at the date of grant using the Black-Scholes option-pricing model with the assumptions described in Note 5 of the Notes to Consolidated Financial Statements in Item 8 of Part II of the Company’s Form 10-K Annual Report for the fiscal year ended March 1, 2015 filed with the Securities and Exchange Commission (disregarding estimates of forfeitures for service-based vesting). These amounts do not correspond to the actual value that will be realized by the named directors if and when they exercise the options. At March 1, 2015, the end of the Company’s last fiscal year, Mr. Blanchfield held outstanding stock options for 22,500 shares of Common Stock, Ms. Groehl held outstanding stock options for 12,509 shares of Common Stock, Mr. Maurer held an outstanding stock option for 7,500 shares of Common Stock, and Mr. Warshaw held outstanding stock options for 21,750 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General.  The Company’s compensation of its executive officers is composed of annual base salary, annual discretionary cash bonus, annual stock option grant and the profit sharing portion of the Company’s Employees’ Profit Sharing and 401(k) Retirement Savings Plan (the “Profit Sharing Plan”). The Company does not have employment agreements or employment termination or severance agreements or change-of-control agreements with any of its executive officers or any of its other employees. The Compensation Committee of the Board fully supports and endorses this compensation structure, which is designed to provide fair current income to the Company’s officers, a discretionary cash award for individual and enterprise performance, equity participation in the Company’s long-term performance as assessed by the capital markets in which the Company’s common stock is traded and participation in the Company’s profits through discretionary awards to the Profit Sharing Plan.

The Company’s compensation of its executive officers is intended to be competitive with the compensation of executive officers at comparable companies, except for the compensation of the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a bonus and a salary increase each year since the Company’s 2001 fiscal year, except for bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity. However, it is difficult for the Company to ascertain meaningful comparisons because the Company has few, if any, peer-group companies which disclose compensation information since most of its competitors are privately owned or are divisions or business units or subsidiaries of larger publicly owned companies which do not disclose compensation information about the officers of the divisions, business units or subsidiaries of the companies that would serve as a basis for comparison. The Company’s compensation of its senior management is also intended to align management’s incentives with the long-term interests of the Company’s shareholders and to be fair and equitable to the individual and to the Company’s employees and shareholders.

The Compensation and Stock Option Committees determine specific amounts of salary increases, if any, bonuses, if any, and stock option awards, if any, based generally on the Chief Executive Officer’s and the Committees’ subjective view of the overall performance of each individual, any changes in functional responsibility, promotions, the significance of the individual’s position to the Company, the individual’s experience and expertise, information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company and the Company’s overall results of operations.

The Compensation Committee does not consider specific items of corporate or individual performance, other than the Company’s overall results of operations, in setting compensation policies and making compensation decisions. Consequently, specific forms of compensation are not structured and implemented to reflect any specific performance items. In addition, there are no target levels with respect to certain performance-related factors, and the Committee does not utilize or consider any pre-determined or other objective criteria.

The Company and the Compensation Committee informally gather information as to compensation levels of comparable companies in the same geographic location as the Company, but the Company does not engage in benchmarking total compensation or any element of compensation. The Company’s conduct in informally gathering information is not an active or organized process. It consists primarily of the Committee members’ and the Chief Executive Officer’s receipt of anecdotal information, proxy statements of other companies, which they receive because of their personal investments or otherwise, and information in newspapers, magazines and other publications. The Committee and the Chief Executive Officer consider this information in an informal way to assist them in understanding the state of the market for executive talent generally and in their deliberations and efforts to provide fair and equitable compensation to the Company’s executive officers and other employees.

The amounts of compensation awarded for each element of the Company’s compensation program (i.e., salary increases, bonuses and stock options) are subjective and not based on any formula or any pre-determined or other objective criteria. The Compensation Committee’s subjective assessments of the Company’s “overall” results of operations include the Company’s gross operating margins, operating income and net income. The Committee’s assessment of an executive’s “overall” performance may include such performance factors as leadership qualities, intensity of efforts, cost containment efforts and the success of product promotions. These qualitative inputs are not translated into objective pay determinations for the amounts of salary increases, bonuses or stock option grants.

Base Salaries.  Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company, except the salary of the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a salary increase each year since the Company’s 2001 fiscal year. The Compensation Committee reviews the salary of each executive officer annually and makes adjustments as appropriate, taking into account the recommendations of the Chief Executive Officer.

The Compensation Committee generally provides annual increases in base salaries to compensate for general inflation and cost-of-living increases and occasional, special increases as a result of changes in functional responsibility, promotions, extraordinary efforts, or special accomplishments and the other factors described elsewhere in this “Compensation Discussion and Analysis”.

In November 2014, the Chief Executive Officer voluntarily reduced his salary by 20% for an indefinite period as a gesture of solidarity with the employees of the Company’s Nelco Products, Inc. and Neltec, Inc. business units in Fullerton, California and Tempe, Arizona who were working reduced hours or four-day work weeks in response to the weak market in North America for the Company’s high-end electronic materials products, and the four other executive officers of the Company identified in the “Summary Compensation Table” elsewhere in this Proxy Statement voluntarily reduced their salaries by 10%. Such salary reductions, other than the Chief Executive Officer’s salary reduction, were discontinued effective January 5, 2015, and such salaries were restored effective as of that date to the amounts that existed immediately prior to such reductions; and as a result of the restoration, effective January 5, 2015, of the salaries and full work weeks of the Company’s Nelco Products, Inc. and Neltec, Inc. employees, the Chief Executive Officer discontinued his salary reduction, effective March 2, 2015.

Discretionary Annual Bonuses.  Decisions as to the award of annual cash bonuses to executive officers with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company’s overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness, except the Chief Executive Officer, who has declined to accept the Compensation Committee’s offer of a bonus each year since the Company’s 2001 fiscal year, except for bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity.

The amounts of bonuses are based on the Chief Executive Officer’s subjective assessments of the individual’s overall performance and the other factors described elsewhere in this “Compensation Discussion and Analysis” and his recommendations to the Compensation Committee, which the Committee then reviews with the Chief Executive Officer.

Equity Compensation.  The only form of equity compensation that the Company has awarded consists of incentive stock options and non-qualified stock options under the Company’s stock option plans.

The Stock Option Committee determines the number of options that it considers appropriate for each executive officer and other key employees of the Company. With the exception of significant promotions and significant new hires, the Stock Option Committee generally grants stock options under the Company’s Stock Option Plan once each year following the availability to the Stock Option Committee of the financial results of operations of the Company and its subsidiaries for the prior year, the business plans of the Company’s subsidiaries for the current fiscal year, the option grant recommendations of the presidents of the Company’s subsidiaries and the evaluation of such recommendations by the senior management of the Company and the recommendations of the Chief Executive Officer of the Company. The Stock Option Committee provides annual stock option grants based generally on the individual’s position in the Company, the individual’s salary level, the amounts of grants in the past and the total amount expected to be expensed by the Company in the fiscal year for stock option grants and on the Chief Executive Officer’s subjective view of the individual’s overall performance and the other factors described elsewhere in this “Compensation Discussion and Analysis” and his recommendations to the Committee, which the Committee then reviews with the Chief Executive Officer. In granting stock options, the Stock Option Committee generally does not consider the equity ownership levels of the recipients. The grants for the 2015 fiscal year to the named executive officers and certain other employees of the Company were made on March 2, 2015. This timing was selected because it enabled the Committee to consider prior year performance by the Company and the potential recipients and the Company’s expectations and plans for the 2015 fiscal year and the effects of the special dividend declared by the Company in January 2015. The Stock Option Committee has the sole authority to grant stock options and has not delegated any authority to grant stock options.

The Company has not had, and does not have, a program, plan or practice to select the dates of grants of stock options to executive officers or to any employee or director of the Company in coordination with the release of material non-public information. The Company does not plan to time, and it has not previously timed, its release of material non-public information for the purpose of affecting the value of executive compensation. In addition, the Company does not have a program, plan or practice of granting stock options and setting the exercise price or prices of such options based on the price of the Company’s Common Stock on a date other than the grant date. Pursuant to the terms of the Company’s 2002 Stock Option Plan, which was approved by shareholders of the Company at the Annual Meeting of Shareholders held on July 17, 2002, the purchase price of the Common Stock under each stock option granted by the Company is no less than the fair market value of the Common Stock at the time of grant, which, pursuant to the terms of such Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted.

Severance Benefits.  The Company does not provide employment termination or severance agreements or change-of-control agreements for its employees and does not have a policy to provide specified severance benefits to employees whose employment is terminated by the Company.

Pension Benefits.  The Board decides annually the amount of the Company’s contribution to the Profit Sharing Plan, which is described elsewhere in this Proxy Statement under the caption “Executive Compensation — Summary Compensation Table”. The amount of such contribution is discretionary, but may not exceed 25% of the total remuneration paid to eligible employees or such other amount as is allowed under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amounts contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer.

When the Company calculates overall compensation for its senior management, it considers the benefits expected to be received under the Profit Sharing Plan.

Perquisites and Other Benefits.  The only perquisites for senior managers are the provision of automobiles leased or owned by the Company to certain executive officers and other members of management.

Senior management also participates in the Company’s other employee benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

Board Process.  The Compensation Committee of the Board approves all salary and bonus compensation and the Stock Option Committee of the Board approves all grants of stock options for executive officers. Executive officers include the Chief Executive Officer, the Chief Financial Officer and the three other executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement and the Vice President — Aerospace of the Company. The Compensation Committee and the Stock Option Committee review the performance and compensation of the Chief Executive Officer and, following discussions with him, establish his compensation level. As he has in the past since the Company’s 2001 fiscal year, the Chief Executive Officer, Brian E. Shore, declined to accept the Compensation Committee’s offer of a salary increase for the fiscal year ended March 1, 2015. For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee and to the Stock Option Committee. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board taking into account the recommendations of the Chief Executive Officer.

The Board, the Compensation Committee and the Stock Option Committee, as the case may be, use no set formulas in making their determinations and may ascribe different weight to different factors for each executive officer. The weight ascribed to each factor may vary from year to year.

Section 162(m) of the Internal Revenue Code.  The Board and the Compensation Committee have reviewed the impact of Section 162(m) of the Code, which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the “Summary Compensation Table” elsewhere in this Proxy Statement. It is the Company’s policy to attempt to design its executive compensation plans and arrangements to be treated as tax deductible compensation wherever, in the judgment of the Board or the Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board and the Compensation Committee from time to time may consider whether changes in the Company’s compensation plans and arrangements may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

Shareholder Vote on Executive Compensation.  The Company has considered the results of the most recent shareholder advisory vote on executive compensation required by the Securities and Exchange Commission’s proxy rules in determining its compensation policies and decisions. In light of the high level of support the proposal to approve the compensation of the named executive officers received at the July 22, 2014 Annual Meeting and at prior Annual Meetings, the Company’s compensation policies and decisions, explained in detail in this “Compensation Discussion and Analysis”, continue to be designed to focus on pay for performance and to align the long-term interests of the Company’s executive officers with the long-term interests of the Company’s shareholders. The Company will include a shareholder vote on executive compensation in its proxy materials each year until the next required vote on the frequency of shareholder votes on executive compensation or until the Company’s Board of Directors otherwise determines that a different frequency is in the best interests of the Company and its shareholders.

Summary Compensation Table

The following table shows all the compensation paid by the Company for the last three completed fiscal years for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly compensated executive officers who were serving in such capacities at the end of the Company’s last completed fiscal year, which was March 1, 2015.

Name and Principal Position	Year (a)	Salary	Bonus (b)	Option Awards (c)	All Other Compensation (d), (e)	Total
Brian E. Shore (f) Chairman of the Board and Chief Executive Officer	2015	$336,368	$—	$284,900	$—	$621,268
	2014	357,760	40,000	323,400	5,865	727,025
	2013	364,640	40,000	284,900	6,250	695,790
P. Matthew Farabaugh Vice President and Chief Financial Officer	2015	175,483	—	73,260	—	248,743
	2014	178,150	20,000	73,920	4,557	276,627
	2013	178,365	15,000	87,400	4,834	285,599
Christopher T. Mastrogiacomo (g) President and Chief Operating Officer	2015	329,433	—	162,800	—	492,233
	2014	310,287	50,000	138,600	5,865	504,752
	2013	310,662	25,000	109,250	6,250	451,162
Stephen E. Gilhuley Executive Vice President – Administration and Secretary	2015	219,282	—	73,260	—	292,542
	2014	222,612	18,000	101,640	5,695	347,947
	2013	222,882	18,000	69,920	6,196	316,998
Constantine Petropoulos (h) Vice President and General Counsel	2015	142,500	—	81,400	—	223,900

The salary amount for Mr. Shore for the 2013 fiscal year is more than the salary amounts for the 2015 and 2014 fiscal years, not because of any salary increase, but because the 2013 fiscal year consisted of 53 weeks while the 2015 and 2014 fiscal years each consisted of 52 weeks. Mr. Shore has declined to accept the Compensation Committee’s offer of a salary increase and a bonus each year since the Company’s 2001 fiscal year, except for the bonuses for the 2008 through 2014 fiscal years, which he donated in their entirety to charity.

In November 2014, Mr. Shore voluntarily reduced his salary by 20% for an indefinite period as a gesture of solidarity with the employees of the Company’s Nelco Products, Inc. and Neltec, Inc. business units in Fullerton, California and Tempe, Arizona who were working reduced hours or four-day work weeks in response to the weak market in North America for the Company’s high-end electronic materials products, and the four other executive officers of the Company identified above voluntarily reduced their salaries by 10%. Such salary reductions, other than Mr. Shore’s salary reduction, were discontinued effective January 5, 2015, and such salaries were restored effective as of that date to the amounts that existed immediately prior to such reductions; and as a result of the restoration, effective January 5, 2015, of the salaries and full work weeks of the Company’s Nelco Products, Inc. and Neltec, Inc. employees, Mr. Shore discontinued his salary reduction, effective March 2, 2015.

(a)	Information is provided for the Company’s fiscal years ended March 1, 2015, March 2, 2014 and March 3, 2013.
(b)	The amounts of bonuses for the 2015 fiscal year have not yet been determined.
(c)	The amounts in this column are the grant date fair values of stock options granted to each of the named executive officers during such fiscal years, estimated at the date of grant using the Black-Scholes option-pricing model with the assumptions described in Note 5 of the Notes to Consolidated Financial Statements in Item 8 of Part II of the Company’s Form 10-K Annual Report for the fiscal year ended March 1, 2015 filed with the Securities and Exchange Commission (disregarding estimates of forfeitures for service — based vesting). These amounts do not correspond to the actual value that will be realized by the named officers if and when they exercise the options.

(d)	Consists solely of the amounts of the Company's annual profit sharing contributions to the Profit Sharing Plan which were accrued for the accounts of the named executive officers for the fiscal years shown. These amounts vest in accordance with a graduated scale based on years of service of the employee with the Company.

Substantially all full-time employees of the Company and its subsidiaries in the United States, including the Company’s executive officers, participate in the profit sharing portion of the Profit Sharing Plan, which is intended to provide retirement benefits to such employees and which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The amounts of profit sharing contributions, if any, by the Company and its subsidiaries to the accounts of participating employees are percentages of the eligible compensation of the participating employees up to a maximum amount of compensation for each employee established under the Code, which was $265,000 for the Company’s most recent fiscal year. The Board decides annually the amount of the Company’s profit sharing contribution, which is discretionary, but may not exceed 25% of the total remuneration paid to eligible employees or such other amount as is allowed under the Code. Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amounts contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer. The percentages of compensation contributed to the Plan may vary between the Company and each subsidiary, but the percentage must be the same for each participating employee of the Company or the subsidiary, as the case may be. The percentages of compensation to be contributed to the Plan for the 2015 fiscal year have not yet been determined.

(e)	The Company provides no personal benefits to its executive officers other than automobiles for certain officers, the incremental cost to the Company of which is less than $10,000 per year and is not included in the Summary Compensation Table.
(f)	Mr. Shore was Chairman of the Board, President and Chief Executive Officer until July 28, 2014, when he was succeeded by Mr. Mastrogiacomo as President.
(g)	Mr. Mastrogiacomo joined the Company as Vice President of Strategic Marketing in September 2010 and was appointed Senior Vice President of Strategic Marketing on December 8, 2010. He was elected Executive Vice President and Chief Operating Officer effective June 1, 2011 and President and Chief Operating Officer effective July 28, 2014.
(h)	Mr. Petropoulos joined the Company as Vice President and General Counsel effective September 4, 2014.

Grants of Plan-Based Awards for 2015 Fiscal Year

During or for the last completed fiscal year, the only plan pursuant to which the Company granted awards of any kind to its executive officers was its 2002 Stock Option Plan. The 2002 Stock Option Plan has been approved by the Company’s stockholders and provides for the grant of stock options to directors and key employees of the Company. The Company's 2002 Stock Option Plan provides for the grant of both options which qualify as incentive stock options under the Code and non-qualified stock options. All options granted under the 2002 Stock Option Plan have exercise prices equal to the market value of the underlying Common Stock of the Company on the dates of grant, which, in accordance with the terms of the Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted. Options granted under the Plan become exercisable 25% one year from the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant, and expire 10 years from the date of grant. The 2002 Stock Option Plan is administered by the Stock Option Committee.

The following table provides information with respect to options to purchase shares of Common Stock granted pursuant to the 2002 Stock Option Plan to the named executive officers during or for the Company’s last fiscal year. The table provides no information regarding non-equity incentive plan awards or equity incentive plan awards or stock awards because the Company does not have any non-equity or equity incentive plan and does not award stock to any of its executive officers or to any of its other employees.

Name	Grant Date (a)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (b)	Grant Date Closing Market Price (b)	Grant Date Fair Value of Option Awards (c)
Brian E. Shore	March 2, 2015	35,000	$21.71	$21.77	$284,900
P. Matthew Farabaugh	March 2, 2015	9,000	21.71	21.77	73,260
Christopher T. Mastrogiacomo	March 2, 2015	20,000	21.71	21.77	162,800
Stephen E. Gilhuley	March 2, 2015	9,000	21.71	21.77	73,260
Constantine Petropoulos	October 15, 2014	10,000	22.66	23.32	81,400

(a)	Grant date is the date on which stock options were granted to the named executive officers under the Company’s 2002 Stock Option Plan.
(b)	All options granted under the 2002 Stock Option Plan have exercise prices equal to the market value of the underlying Common Stock of the Company on the dates of grant, which, in accordance with the terms of such Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted. The reported closing prices of the Common Stock on the New York Stock Exchange on March 2, 2015 and October 15, 2014, the dates of grant, were $21.77 and $23.32, respectively.
(c)	The value for options was estimated at the dates of grant using the Black-Scholes option-pricing model with the assumptions described in Note 5 of the Notes to Consolidated Financial Statements in Item 8 of Part II of the Company’s Form 10-K Annual Report for the fiscal year ended March 1, 2015 filed with the Securities and Exchange Commission. These amounts do not correspond to the actual value that will be realized by the named officers if and when they exercise the options.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding unexercised stock options held by the named executive officers as of the end of the Company’s last fiscal year. The table provides no information regarding equity incentive plan awards or stock awards because the Company does not have any equity incentive plan and does not award stock to any of its executive officers or to any of its other employees.

All stock options held by the named executive officers and by all other employees of the Company have been granted under the Company’s 2002 Stock Option Plan. The 2002 Stock Option Plan has been approved by the Company’s shareholders and provides for the grant of stock options to directors and key employees of the Company. All options granted under such Plan have exercise prices equal to the market value of the underlying common stock of the Company on the dates of grant which, in accordance with such Plan, is the reported closing price of the Common Stock on the New York Stock Exchange on the date preceding the date the option is granted. Options granted under the Plan become exercisable 25% one year after the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant, and expire ten years after the date of grant.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)(b)	Option Expiration Date (c)
Brian E. Shore	8/24/05	35,000	0	$20.56	8/24/15
	8/03/06	35,000	0	21.35	8/03/16
	8/15/07	35,000	0	26.28	8/15/17
	8/26/08	35,000	0	23.10	8/26/18
	10/14/09	35,000	0	20.94	10/14/19
	10/05/11	26,250	8,750	18.19	10/05/21
	10/24/12	17,500	17,500	20.25	10/24/22
	2/26/14	8,750	26,250	25.88	2/26/24
	3/02/15	0	35,000	21.71	3/2/25
P. Matthew Farabaugh	11/15/07	4,000	0	26.64	11/15/17
	8/26/08	2,500	0	23.10	8/26/18
	10/14/09	3,000	0	20.94	10/14/19
	10/05/11	3,750	1,250	18.19	10/05/21
	9/04/12	5,000	5,000	21.98	9/04/22
	2/26/14	2,000	6,000	25.88	2/26/24
	3/02/15	0	9,000	21.71	3/02/25
Christopher T. Mastrogiacomo	1/11/11	20,000	0	27.10	1/11/21
	10/05/11	11,250	3,750	18.19	10/05/21
	9/04/12	6,250	6,250	21.98	9/04/22
	2/26/14	3,750	11,250	25.88	2/26/24
	3/2/15	0	20,000	21.71	3/2/25
Stephen E. Gilhuley	8/24/05	12,500	0	20.56	8/24/15
	8/03/06	14,000	0	21.35	8/03/16
	8/15/07	14,000	0	26.28	8/15/17
	8/26/08	10,000	0	23.10	8/26/18
	10/14/09	8,000	0	20.94	10/14/19
	10/05/11	2,250	750	18.19	10/05/21
	9/04/12	4,000	4,000	21.98	9/04/22
	2/26/14	2,750	8,250	25.88	2/26/24
	3/02/15	0	9,000	21.71	3/2/25
Constantine Petropoulos	10/15/14	0	10,000	21.16	10/15/24

(a)	All options become exercisable 25% one year after the date of grant, with an additional 25% exercisable each succeeding anniversary of the date of grant.
(b)	In connection with the special cash dividend of $1.50 per share declared by the Company on January 22, 2015, paid on February 24, 2015 to shareholders of record on February 10, 2015, the Board, in accordance with the terms of the 2002 Stock Option Plan, equitably adjusted all outstanding options by reducing the exercise prices by $1.50.
(c)	All options expire ten years after the date of grant.

Option Exercises in 2015 Fiscal Year

The following table provides information regarding the pre-tax value realized from the exercise of stock options by the named executive officers during the Company's last completed fiscal year. The table provides no information regarding stock awards because the Company does not award stock to any of its executive officers or to any of its other employees.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)(a)
Brian E. Shore	20,000	$201,800
P. Matthew Farabaugh	-0-	-0-
Christopher T. Mastrogiacomo	-0-	-0-
Stephen E. Gilhuley	7,500	$86,025
Constantine Petropoulos	-0-	-0-

(a)	The Company has not granted stock appreciation rights. Value realized equals market value of the underlying shares of Common Stock on the date of exercise, which is the reported closing price of the Common Stock on the New York Stock Exchange on such date, less the exercise price, times the number of shares acquired, without deducting any taxes paid by the employee.

Equity Compensation Plan Information

The following table provides information as of the end of the Company's most recent fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders (a)	966,692	$22.55	501,838
Equity compensation plans not approved by security holders (a)	-0-	-0-	-0-
Total	966,692	$22.55	501,838

(a)	The Company’s only equity compensation plan is its 2002 Stock Option Plan, which was approved by the Company’s shareholders in July 2002. Authority to grant additional options under the 2002 Plan will expire on May 21, 2018, and all options granted to date under the 2002 Plan will expire in March 2025 or earlier.

Pension Benefits and Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans

The Company does not have a defined benefit pension plan and does not provide pension benefits for its executive officers or for any of its other employees, and the Company does not have any non-qualified supplemental pension, defined contribution or other deferred compensation plan for its executive officers or for any of its other employees.

Employment, Severance and Change-in-Control Agreements

The Company does not have employment agreements or employment termination or severance agreements or change-of-control agreements with any of its executive officers or any of its other employees, other than a provision in its 2002 Stock Option Plan that in the event of a “Change of Control”, as defined in such Plan, any outstanding options will become fully exercisable. All of the Company’s executive officers and other employees are employees-at-will, meaning that either the employee or the Company may terminate the employee’s employment at any time for any reason or for no stated reason and with or without an explanation.

If a “Change of Control”, as defined in the 2002 Stock Option Plan, had occurred on February 27, 2015, the last business day the Company’s last completed fiscal year, the named executive officers could have realized the following values from the unexercisable stock options listed in the table elsewhere in this Proxy Statement under the caption “Executive Compensation — Outstanding Equity Awards at 2015 Fiscal Year-End” (with value realized equaling the market value of the underlying shares of Common Stock on February 27, 2015, which is the reported closing price of the Common Stock on the New York Stock Exchange on such date, which was $21.71, less the exercise price, times the number of shares that could be acquired, without deducting any taxes): Mr. Shore — $56,350; Mr. Farabaugh — $4,400; Mr. Mastrogiacomo — $13,200; Mr. Gilhuley — $2,640; and Mr. Petropoulos — $5,500.

Transactions with Related Persons

The Company’s Related Person Transactions Policy provides that any transaction between the Company and any director or executive officer of the Company or any beneficial owner of more than 5% of any class of the Company’s voting securities or any immediate family member of a director or executive officer of the Company or such beneficial owner, in which the amount involved exceeds $120,000, requires the approval of the Company’s General Counsel or Chief Executive Officer and the Board. The Policy, together with the Company’s Code of Ethics and Code of Business Conduct and Ethics, provides that related person transactions generally are prohibited unless the Board determines in advance that any such transaction is conducted on terms that are fair to the Company and in the best interests of the Company and its shareholders. The Company’s Related Person Transactions Policy is available on the Company’s web site at www.parkelectro.com under the caption “Shareholders — Charters and Codes”.

During the last fiscal year, Brian E. Shore, the Company’s Chief Executive Officer, from time to time used an aircraft owned by him to conduct business on behalf of the Company. The Company paid Mr. Shore an aggregate of $110,700 as reimbursement for a portion of the costs associated with the use of this aircraft for Company business. The Board believes that the amounts paid by the Company to Mr. Shore as reimbursement for use of this aircraft for Company business were substantially less than the amounts that the Company would have paid for the use of a similar aircraft owned by an independent third-party. The Board also believes that such amounts reimbursed to Mr. Shore were substantially less than the variable and fixed costs incurred by Mr. Shore and attributable to such use of this aircraft and substantially less than the costs associated with the type of aircraft owned by Mr. Shore provided by an independent aircraft expert and that the use of Mr. Shore’s aircraft for Company business inured to the benefit of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this Proxy Statement with management of the Company; and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Dale Blanchfield, Chairman Peter Maurer Steven T. Warshaw

Compensation Committee Interlocks and Insider Participation

Brian E. Shore, a director of the Company who is also Chief Executive Officer of the Company, participated in deliberations of the Board relating to the amount of the Company's contribution to the Profit Sharing Plan for the Company's 2014 fiscal year.

ADVISORY (NON-BINDING) RESOLUTION RELATING TO 2015 FISCAL YEAR
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their shareholders with a non-binding vote to approve executive compensation at least once every three years. The Company is providing this shareholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), which the Securities and Exchange Commission (the “SEC”) adopted on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement.

As described in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement, the Compensation and Stock Option Committees have developed an executive compensation program designed to pay for performance and to align the long-term interests of the Company’s named executive officers with the long-term interests of the Company’s shareholders. The Company’s disclosure in the Compensation Discussion and Analysis and the disclosure included elsewhere in this Proxy Statement under the caption “Executive Compensation” have been provided in response to the requirements of Item 402 of Regulation S-K of the SEC and explain the compensation policies under which the Company paid its named executive officers for the 2015 fiscal year.

Under the Dodd-Frank Act and the related SEC rules, the Company’s shareholders’ vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide shareholders with a method to give their opinion to the Board about the Company’s executive compensation. The Board is not required by law to take any action in response to the shareholder vote. As an advisory vote, the outcome of this vote is not binding on the Company or on the Board. However, the Board and the Compensation and Stock Option Committees will consider the voting outcome in connection with their ongoing evaluation of the Company’s compensation programs and arrangements.

The Board recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders approve the 2015 fiscal year compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

Vote Required

Approval of the 2015 fiscal year compensation of the Company’s named executive officers, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” approval of the 2015 fiscal year compensation of named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the approval, on an advisory basis, of the Company’s 2015 fiscal year executive compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed CohnReznick LLP as the Company’s independent registered public accounting firm for the current fiscal year, which ends February 28, 2016, to audit the consolidated financial statements of the Company and its subsidiaries for the 2016 fiscal year and the Company’s internal control over financial reporting; and the Board is requesting ratification of such appointment by the shareholders at the Meeting. If this appointment is not ratified by the holders of a majority of the shares voting in person or by proxy at the Meeting, the Audit Committee will consider appointing another independent registered public accounting firm. The Audit Committee may terminate the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm without the approval or ratification of the Company’s shareholders whenever the Audit Committee considers such termination to be appropriate. A representative of CohnReznick LLP is expected to be present at the Meeting and will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

Vote Required

Ratification of CohnReznick LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Meeting. Abstentions will have no effect on the outcome of the vote.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the ratification of such appointment.

Change in Independent Registered Public Accounting Firm

On May 16, 2014 the Audit Committee of the Board of Directors of the Company authorized the immediate dismissal of Grant Thornton LLP as the Company’s independent registered public accounting firm. Grant Thornton had served as the Company’s independent registered public accounting firm since August 5, 2004 for the fiscal year commencing March 1, 2004. On June 11, 2014, the Audit Committee engaged CohnReznick LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements and internal controls over financial reporting.

The reports of Grant Thornton on the Company’s financial statements for the years ended March 3, 2013 and March 2, 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended March 3, 2013 and March 2, 2014, and during the subsequent period preceding the date of the Audit Committee’s determination to dismiss Grant Thornton, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, except as follows:

(i) in connection with Grant Thornton’s audit of the Company’s financial statements for the fiscal year ended March 2, 2014 (the “2014 Audit”), the Company had a disagreement with Grant Thornton regarding the accounting for a non-cash charge for the accrual of U.S. income taxes on the undistributed earnings of the Company’s subsidiary in Singapore, which was resolved to Grant Thornton’s satisfaction; and

(ii) in connection with the 2014 Audit, the Company had a disagreement with Grant Thornton regarding Grant Thornton’s finding or assertion of a material weakness in the Company’s internal control over financial reporting, which was resolved to Grant Thornton’s satisfaction.

Grant Thornton reviewed the subject matter of the aforementioned disagreements with the Audit Committee, and the Company authorized Grant Thornton to respond fully to the inquiries of CohnReznick LLP concerning the subject matter of such disagreements.

Except as described in paragraph (ii) above, during the Company’s fiscal years ended March 3, 2013 and March 2, 2014, and the subsequent period preceding the date of the Audit Committee’s determination to dismiss Grant Thornton, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

Grant Thornton has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. The letter has been filed as an Exhibit to the Company’s Form 8-K Current Report, dated May 16, 2014, filed with the Securities and Exchange Commission on May 22, 2014.

A representative of Grant Thornton is not expected to be present at the Meeting.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued for audit, audit-related, tax and all other services rendered by CohnReznick LLP for the last fiscal year ended March 1, 2015 and by Grant Thornton LLP, the Company’s independent registered public accounting firm for the prior fiscal year ended March 2, 2014:

	2015		2014
Audit Fees (a)	$410,000	(b)	$738,981
Audit-Related Fees	0	(c)	0
Tax Fees	0		0
All Other Fees	0		0
	$410,000		$738,981

(a)	Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Company’s subsidiaries and the audit of the Company’s internal control over financial reporting.
(b)	Audit fees for 2015 consist of fees paid or accrued for services rendered by CohnReznick LLP and do not include (i) additional fees paid to Grant Thornton LLP in the 2015 fiscal year in connection with the 2014 fiscal year-end audit, (ii) fees paid to Grant Thornton LLP in connection with the 2015 fiscal year-end audit and (iii) fees accrued for Grant Thornton LLP's 2015 fiscal year-end statutory audit of the Company's subsidiary in France.
(c)	Audit-related fees were paid to Grant Thornton in the 2015 fiscal year in connection with the inclusion of its report on the consolidated financial statement of the Company as of and for the fiscal year ended March 2, 2014 in the Company’s Form 10-K Annual Report for the fiscal year ended March 1, 2015 filed with the Securities and Exchange Commission and the Company’s 2015 Annual Report to Shareholders.

The services performed by CohnReznick LLP were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee is to require that all services to be provided to the Company by the Company’s independent registered public accounting firm must be approved by the Audit Committee before such services are provided by the auditor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10 percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the 2015 fiscal year, except that Robert J. Yaniro, Vice President and Corporate Controller of the Company, inadvertently did not file his Form 3 Intial Statement of Beneficial Ownership of Securities in a timely manner after his appointment as Vice President and Corporate Controller of the Company and his designation as the Company’s principal accounting officer in February 2015. Such Statement was filed on April 16, 2015 by Mr. Yaniro.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by February 20, 2016. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by April 22, 2016. The Company's By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, not later than April 22, 2016 and not earlier than March 23, 2016.

OTHER MATTERS

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Board of Directors has determined that all members of the Audit Committee are “independent”, as required by the current rules of the New York Stock Exchange. The Committee functions pursuant to a Charter that has been adopted by the Board, as required by rules of the New York Stock Exchange.

Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and as to the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 1, 2015 with management and with CohnReznick LLP, the Company's independent registered public accounting firm for the 2015 fiscal year. The Audit Committee has also received from the independent registered public accounting firm a letter pursuant to Auditing Standard No. 16, Communications with Audit Committees, as currently in effect, and has discussed the matters required by Auditing Standard No. 16 with such firm. The Audit Committee has also received the written communication regarding independence from CohnReznick LLP required under the rules of the Public Company Accounting Oversight Board and has discussed with CohnReznick LLP its independence from the Company. The Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining such firm’s independence and has discussed with CohnReznick LLP their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements for the fiscal year ended March 1, 2015 has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 1, 2015 for filing with the Securities and Exchange Commission.

Audit Committee
Dale Blanchfield, Chairman Peter Maurer Steven T. Warshaw

Directors' and Officers' Liability Insurance

The Company maintains directors' and officers' liability insurance and fiduciary liability insurance covering the directors and officers of the Company and its subsidiaries against certain claims arising out of their service to the Company and its subsidiaries and to certain employee benefit plans of the Company and its subsidiaries. The current directors' and officers' liability insurance policy runs for a period of one year expiring May 17, 2016 at a total cost of $162,221; and the current fiduciary liability insurance policy runs for a period of one year expiring May 17, 2016 at a cost of $11,000. The Directors’ and officers’ liability insurance policy is provided by Federal Insurance Company, a member of the Chubb Group of Insurance Companies, and the fiduciary liability insurance is provided by Illinois National Insurance Company, a member of the American International Group.

Proxy Solicitation

The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, telephone, electronic-mail, facsimile or in person (but will receive no additional compensation for such solicitation). The Company also has retained Morrow & Co., LLC., Stamford, Connecticut, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $7,500, plus reimbursement of certain out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

Director Candidates

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at the Company's office at 48 South Service Road, Melville, New York 11747 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee considers a candidate's experiences, skills, expertise, diversity, character, business judgment, dedication, time availability in light of other commitments, potential conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. While the Nominating Committee does not have a diversity policy, it considers diversity of knowledge, skills, professional experience, education and background in industries relevant to the Company as factors as it evaluates director candidates.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a CEO or CFO of a public company. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

When a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the candidate's accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, including the non-management directors as a group, by mail. To communicate with the Board of Directors, any individual director or the non-management directors, correspondence should be addressed to the Board of Directors or any such individual director or the non-management directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at the Company's office at 48 South Service Road, Melville, New York 11747.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company's Corporate Secretary for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or the non-management directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group to which the communication is addressed.

Code of Ethics and Business Conduct

For more than forty-five years, the Company has maintained basic corporate rules and guidelines agreed to in writing by its chief executive officer and its business unit presidents and controllers. Such rules and guidelines cover such matters as personnel guidelines, transactions with suppliers, conflicts of interest and business ethics, transactions with relatives and friends, cash control and consolidations, capital expenditures, disposal of property, plant, equipment and inventory, insurance programs, legal matters and contracts, credit and collections, unusual business transactions and special charges and transfer charges, inventory levels, weekly and monthly financial reports and annual business plans, employee safety and environmental matters.

The Board has adopted a Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer and Controller and, as required by rules of the New York Stock Exchange, a Code of Business Conduct and Ethics for the Company’s directors, officers and employees. Substantially all of the matters required to be addressed in the Code of Ethics and Code of Business Conduct and Ethics have been addressed in the corporate rules and guidelines which the Company has maintained since 1967, although the Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and its subsidiaries.

The Company’s Code of Ethics and the Company’s Code of Business Conduct and Ethics are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders — Charters and Codes” as required by rules of the New York Stock Exchange and the Securities and Exchange Commission. In addition, copies of the Company’s Code of Ethics and Code of Business Conduct and Ethics are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company's web site at the above internet address.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Company’s web site at www.parkelectro.com under the caption “Shareholders — Charters and Codes” as required by rules of the New York Stock Exchange and are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747.

Other Matters to be Presented to the Meeting

The Board does not know of any other matters to be brought before the Meeting. If any other matters not mentioned in this Proxy Statement are properly brought before the Meeting, including matters incident to the conduct of the Meeting or relating to any adjournment of the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on any other matters properly presented at the Meeting.

Annual Report

The Annual Report, including financial statements, of the Company for the fiscal year ended March 1, 2015 is enclosed herewith but is not a part of the proxy soliciting material.

By Order of the Board of Directors,
Stephen E. Gilhuley
Executive Vice President — Administration and Secretary

Dated: June 19, 2015

PARK ELECTROCHEMICAL CORP.

IMPORTANT ANNUAL MEETING INFORMATION

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

1. Election of Directors: 01 - DALE BLANCHFIELD 02 - EMILY J. GROEHL 03 - BRIAN E. SHORE 04 - CARL W. SMITH 05 - STEVEN T. WARSHAW

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

1 U P X

0248OB

PARK ELECTROCHEMICAL CORP. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 2. Approval, on an advisory (non-binding) basis, of the 2015 3. RATIFICATION OF APPOINTMENT of CohnReznick LLP as fiscal year compensation of the named executive officers. the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2016. 4. The transaction of such other business as may properly come before the meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If shares are held jointly, both owners should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 0248OB

• PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • PROXY CARD — PARK ELECTROCHEMICAL CORP. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 21, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints P. MATTHEW FARABAUGH and STEPHEN E. GILHULEY, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the “Company”) to be held at the offices of the Company, 48 South Service Road, Melville, New York on July 21, 2015 at 11:00 A.M., New York time, and any adjournments or postponements thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present upon the proposals described on the reverse side of this proxy card. The validity of this proxy is governed by the New York Business Corporation Law. The undersigned hereby acknowledges receipt of the Company’s 2015 Annual Report and the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE ACT PROMPTLY SIGN, DATE & MAIL PROXY CARD TODAY